PROSPECTUS SUPPLEMENT NO. 2                   Filed Pursuant to Rule 424(b)(3)

TO PROSPECTUS DATED MARCH 15, 2006            Registration No. 333-132045

                           PCS EDVENTURES!.COM, INC.

                                Supplement No. 2

                                       to

                         Prospectus Dated March 15, 2006

     This Prospectus Supplement No. 2 supplements and amends certain information contained in our Prospectus, dated March 15, 2006.  This Prospectus Supplement No. 2 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and our Prospectus Supplement No. 1, which was filed with the Securities and Exchange Commission on July 12, 2006.  This Prospectus Supplement No. 2 is qualified by reference to the Prospectus and Prospectus Supplement No. 1, except to the extent that the information in this Prospectus Supplement No. 2 supercedes the information contained in the Prospectus and Prospectus Supplement No. 1.

     The heading and the first paragraph of page 1 of the Prospectus are hereby amended to read as follows, and all references within the Prospectus to the "Selling Stockholder" shall be revised to refer to the "Selling Stockholders," with appropriate pluralization of pronouns:

                                PROSPECTUS

                        PCS EDVENTURES!.COM, INC.

  6,666,667 Shares of Common Stock Offered by Two Selling Stockholders

     This prospectus covers an aggregate of 6,666,667 shares of common stock of PCS Edventures!.com, Inc., an Idaho corporation ("PCS," the "Company," "we," "our," "us" or words of similar import) that may be sold by Barron Capital Partners LP, a Delaware limited partnership, and Burlingame Equity Investors, LP, a Delaware limited partnership (collectively, the "Selling Stockholders").

     The final paragraph on page 11 of the prospectus is hereby amended to read as follows:

     Effective as of April 11, 2007, acting in accordance with the terms thereof, Barron Partners LP assigned to Burlingame Equity Investors, LP 2,300,000 of its Class A Warrants and 2,300,000 of its Class B Warrants.  As of that date, Barron Partners had partially exercised its Class A Warrants in the amount of 152,500 shares; the Class B Warrant had not been exercised in whole or in part.

     The table and footnotes on pages 12 and 13 of the prospectus are hereby amended to read as follows:

                                               Common Stock (1)

                                               ----------------

                    Number and                              Number and

                    Percentage of                           Percentage of

                    Outstanding Shares  Number of Shares   Outstanding Shares

Name of Selling     Owned Prior to      Registered in      Beneficially Owned

Stockholder         the Offering        the Offering       after the Offering

-----------         ------------        ------------       ------------------

Barron Partners      2,066,667 -         2,066,667 (3)      -0-

LP (2)               6.2% (3)(4)

Burlingame Equity    4,600,000 -         4,600,000 (6)      -0-

Investors, LP (5)    12.8% (6)(7)

     (1) We assume no purchase in this offering by the Selling Stockholders of any shares of our common stock.  No director, advisory director, executive officer or any associate of any director, advisory director or executive officer has any interest, direct or indirect, by security holdings or otherwise, in either of the Selling Stockholders.

     (2) Andrew Worden has voting and dispositive power with respect to the securities owned by this entity.

     (3) Includes the following shares issuable upon conversion of the Note and the shares underlying warrants that are described in the warrant table in our description of our securities, and assumes that the note is fully converted and that all such warrants are exercised and all common stock owned or received on the conversion of the note and the exercise of the warrants is sold:

                                       12

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     1,666,667 shares issuable upon full conversion of Note; 200,000 shares issuable upon exercise of all Class A Warrants; and 200,000 shares issuable upon exercise of all Class B Warrants.

     The Note is convertible at $0.60 per share; the Class A Warrants are exercisable at a price of $1.20 per share; and the Class B Warrants are exercisable at a price of $1.80 per share.

     (4) Under the Note Purchase Agreement, the Note and the warrants, the Selling Stockholder may not convert any portion of the Note or exercise any portion of a warrant if such conversion or exercise would result in its being the beneficial owner of more than 4.9% of PCS' outstanding shares of common stock.

     (5) Blair Sanford has voting and dispositive power with respect to the securities owned by this entity.

     (6) Includes the following shares underlying warrants that are described in the warrant table in our description of our securities, and assumes that all such warrants are exercised and all common stock owned or received on the exercise of the warrants is sold:

                                       13


     2,300,000 shares issuable upon exercise of all Class A Warrants; and 2,300,000 shares issuable upon exercise of all Class B Warrants.

     The Class A Warrants are exercisable at a price of $1.20 per share; and the Class B Warrants are exercisable at a price of $1.80 per share.

     (7) Under the warrants, the Selling Stockholder may not exercise any portion of a warrant if such exercise would result in its being the beneficial owner of more than 4.9% of PCS' outstanding shares of common stock.

     The table and footnotes on page 21 of the prospectus are hereby amended to read as follows:

                                 Warrant Table

                                 -------------

     The following is a description of our outstanding warrants:

                                                                   Per Share

                    Date of                     Number of          Exercise

Holder               Grant        Term           Shares            Price

------               -----        ----           ------            -----

Barron Partners LP   12-29-05     Four years        47,500(1)      $1.20

Barron Partners LP   12-29-05     Four years       200,000(1)      $1.80

Burlingame Equity    12-29-05     Four years     2,300,000(1)(2)   $1.20

Investors, LP

Burlingame Equity    12-29-05     Four years     2,300,000(1)(2)   $1.80

Investors, LP

JG Capital, Inc.      2-20-06     Two years         50,000         $0.60

     (1) These shares are among the shares that may be offered and sold pursuant to the registration statement of which this prospectus is a part.

     (2) Barron Partners LP assigned these warrants to Burlingame Equity Investors, LP on April 11, 2007, in accordance with the terms of the warrants.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

     The date of this Prospectus Supplement No. 2 is April 11, 2007.